Exhibit 24.1

LIMITED POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Anthony Altig the undersigned's true and lawful attorney-in-fact to execute for and on behalf of the undersigned, in the undersigned's capacity as Chief Executive Officer and Chief Financial Officer of Multicell Technologies, Inc. (the "Company") any document necessary in the ordinary course of the Company’s business.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

This Power of Attorney shall remain in full force and effect until November 8, 2010.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of October, 2010.

/s/ W. Gerald Newmin
W. Gerald Newmin

[Multicell Limited Power of Attorney]